Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement, including Exhibit A, dated effective January 15, 2021 (the “Effective Date”) (this “Agreement”), is made and entered into by and among SCWorx Corp. and its subsidiaries (collectively, the “Company”) and Marc S. Schessel (the “Consultant”).

Reference is made to that certain Employment Agreement (“Employment Agreement”) and Non-Competition Agreement (“Non-Competition Agreement”), in each case between the Company and Consultant dated February 1, 2019. Each of the Employment Agreement and Non-Competition Agreement is hereby terminated effective the date hereof, and neither the Company nor the Consultant shall have any further obligations thereunder.

1.	SCOPE OF WORK

1.1	Services. The Consultant shall report to and take direction from the President/CEO of the Company. The Company has engaged Consultant to provide services in connection with the Company’s normal business operations for the sales, customer relationship management, delivery, software development and support of its data management business, the sale of its existing inventory of personal protective equipment (PPE) and new PPE sales opportunities that might become available. The Consultant shall provide full and complete weekly written reports to the President regarding his business activities, pipeline, deal status, etc., such reports to include such information as the President shall request. The Consultant shall generate a mutually agreed upon minimum amount of revenue per quarter in new annual recurring revenue.

1.2	Time and Availability. Consultant shall work full time on behalf of the Company, devoting 100% of his business time to rendering consulting services to the Company. Consultant shall be available during normal Company business hours (Normal Company business hours: Monday through Friday 8:30 AM EST until 5:30 PM EST). Hours worked after normal Company business hours shall be at the Consultants discretion and will not be subject to overtime pay or an increase in the monthly consulting fee as designated in Exhibit A of this Agreement).

1.3	Reserved. .

1.4	Standard of Conduct. In rendering consulting services under this Agreement, Consultant shall conform to high professional standards of work and business ethics. Consultant shall not use time, materials, or equipment of the Company without the prior written consent of the Company. In no event shall Consultant take any action or accept any assistance or engage in any activity that would result in any university, governmental body, research institute or other person, entity, or organization acquiring any rights of any nature in the results of work performed by or for the Company. Consultant shall comply strictly with all applicable laws in connection with rendering services to the Company hereunder.

1.5	Outside Services. Consultant shall not use the service of any other person, entity, or organization in the performance of Consultant’s duties without the prior written consent of an officer of the Company. Should the Company consent to the use by Consultant of the services of any other person, entity, or organization, no information regarding the services to be performed under this Agreement shall be disclosed to that person, entity, or organization until such person, entity, or organization has executed an agreement to protect the confidentiality of the Company’s Confidential Information (as defined in Article 5) and the Company’s absolute and complete ownership of all right, title, and interest in the work performed under this Agreement.

2.	INDEPENDENT CONTRACTOR

2.1	Independent Contractor. Consultant is an independent contractor of Company is not a partner of, or in any other service relationship with, the Company. The manner in which Consultant’s services are rendered shall be within Consultant’s sole control and discretion. Consultant is not authorized to and shall not bind the Company to any contractual obligation. Consultant and shall at all times conduct himself in a professional and business-like manner.

2.2	Taxes. Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement and shall be responsible for all payroll taxes and fringe benefits of Consultant’s Consultants. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of Consultant or his/her Consultants. Consultant understands that he/she is responsible to pay, according to law, Consultant’s taxes and Consultant shall, when requested by the Company, properly document to the Company that any and all federal and state taxes have been paid.

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2.3	Benefits. Company will continue to pay for Consultant’s health benefits at the current levels for the term of this Agreement.

3.	COMPENSATION FOR CONSULTING SERVICES

3.1	Compensation. The Company shall during the term of this Agreement pay to Consultant $295,000 per year for services rendered to the Company under this Agreement. The annual compensation shall be paid in twenty four payments on the fifteenth and last day of each month.

3.2	Commission. The Company shall also pay to Consultant a commission in accordance with Exhibit A of this Agreement.

3.3	Reimbursement. The Company agrees to reimburse Consultant for all actual reasonable and necessary out of pocket expenditures, which are directly related to the consulting services provided hereunder. These expenditures include, but are not limited to, expenses related to travel (i.e., tolls, airfare, hotel, , meals, parking, taxis, mileage, etc.), cellular telephone and postal expenditures. Expenses incurred by Consultant will be reimbursed by the Company within 30 days of Consultant’s written request for reimbursement. Written request for reimbursement shall include the Company provided expense form along with receipts for the requested reimbursement. Notwithstanding the foregoing, any expense in excess of $250 must be pre-approved by a Company officer.

4.	TERM AND TERMINATION

4.1	Term. This Agreement shall be effective as of the Effective Date, and shall continue in full force and effect for twenty-four (24) consecutive months, unless sooner terminated in accordance herewith. The Company and Consultant may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue, but neither party shall be obligated to do so.

4.2	Termination. The Company may terminate this Agreement for “Cause,” as defined below, upon written notice to Consultant. Cause means: (1) Consultant has breached any provisions of this Agreement in any material respect; (2) Consultant has been found by a court to have committed fraud, misappropriation, or embezzlement in connection with the Company’s business; or (3) Consultant has been convicted of or pleads to commission of a crime. Either party may terminate this Agreement for any reason or no reason upon 60 day’s written notice to the other party. Articles 5,6,7, 8, 9 and 10 of this Agreement shall survive the termination of this Agreement.

4.3	Responsibility upon Termination. Any new equipment provided by the Company to the Consultant in connection with or furtherance of Consultant’s services under this Agreement, other than the Consultants phone, including, but not limited to, computers, laptops, and personal management tools, shall, immediately upon the termination of this Agreement, be returned to the Company.

5.	CONFIDENTIAL INFORMATION

5.1	Obligation of Confidentiality. In performing consulting services under this Agreement, Consultant may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Company. Consultant agrees that Consultant will not and Consultant’s Consultants, agents, or representatives will not use, directly or indirectly, such Confidential Information for the benefit of any person, entity, or organization other than the Company, or disclose such Confidential Information without the written authorization of the President of the Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

5.2	Definition. “Confidential Information” means information not generally known and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials, or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which Consultant acquires or becomes acquainted with during the period of this Agreement, whether developed by Consultant or by others, which Consultant has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

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5.3	Property of the Company. Consultant agrees that all plans, manuals, and specific materials developed by the Consultant related to the software, content and database (the “Technology”) on behalf of the Company in connection with services rendered under this Agreement, are and shall remain the exclusive property of the Company. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company, Consultant shall return to the Company all documents and tangible items, including samples, provided to Consultant or created by Consultant for use in connection with services to be rendered hereunder, including, without limitation, all Confidential Information, together with all copies and abstracts thereof.

6.	RIGHTS AND DATA

All drawings, models, designs, formulas, methods, documents, and tangible items prepared for and submitted to the Company by Consultant in connection with the software, content and database (the “Technology”) services rendered under this Agreement shall belong exclusively to the Company and shall be deemed to be works made for hire (the “Deliverable Items”). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, Consultant hereby assigns to the Company the ownership of copyright or mask work in the Deliverable Items, and the Company shall have the right to obtain and hold in its own name any trademark, copyright, or mask work registration, and any other registrations and similar protection which may be available in the Deliverable Items. Consultant agrees to give the Company or its designees all assistance reasonably required to perfect such rights.

Consultant agrees that the Company owns all proprietary rights, including copyright, trade secret, trademark and other proprietary rights, in and to the software, content and database (the “Technology”) and any corrections, bug fixes, and upgrades to the Technology. The Technology and any custom enhancements which are new, novel and unique along with any data generated by Consultant and housed within Company Technology and infrastructure is the property of the Company.

7.	CONFLICT OF INTEREST AND NON-SOLICITATION

7.1	Conflict of Interest. Consultant covenants and agrees not to consult or provide any services in any manner or capacity to a direct competitor of the Companies Technology during the duration of this Agreement and for a period of two (2) years thereafter, unless express written authorization to do so is provided by an authorized person within the Company. A direct competitor of the Company for purposes of this Agreement is defined as any individual, partnership, corporation, and/or other business entity that engages in the business of data or content management services.

7.2	Non-Solicitation and Non-Compete.

In consideration of the engagement of the Consultant by the Company pursuant to this Consulting Agreement, and the continued receipt and access to confidential, proprietary, and trade secret information associated with the Consultant’s position with the Company, the Consultant and the Company agree as follows:

7.2.a.	Confidentiality. Consultant understands and agrees that in the course of providing services to the Company, Consultant may acquire confidential and/or proprietary information concerning the Company’s operations, its future plans and its methods of doing business. Consultant understands and agrees it would be extremely damaging to the Company if Consultant disclosed such information to a competitor or made such information available to any other person. Consultant understands and agrees that such information is divulged to Consultant in strict confidence and Consultant understands and agrees that Consultant shall not use such information other than in connection with the Business and will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of Consultant’s engagement with the Company and the information that Consultant has received during the course of Consultant’s engagement, Consultant also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this paragraph and that, therefor, the Company shall be entitled to an injunction prohibiting Consultant from any violation or threatened violation of such agreements.

7.2.b	Non-Competition and Non-Solicitation. As it relates to the Technology the Consultant acknowledges and agrees that the nature of the Company’s confidential, proprietary, and trade secret information to which the Consultant has, and will continue to have, access to derives value from the fact that it is not generally known and used by others in the highly competitive industry in which the Company competes. The Consultant further acknowledges and agrees that, even in complete good faith, it would be impossible for the Consultant to work in a similar capacity for a competitor of the Company’s Technology without drawing upon and utilizing information gained during employment or consulting with the Company. Accordingly, at all times during the Consultant’s engagement with the Company and for a period of two (2) years after termination, for any reason, of such engagement, the Consultant will not, directly or indirectly:

(1) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise) that directly or indirectly competes with the Company’s Technology business anywhere in the United States;

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(2) Either alone or in association with others (i) solicit, or facilitate any organization with which the Consultant is associated in soliciting, any employee or consultant or subcontractor of the Company or any of its subsidiaries to leave the employ/engagement of the Company or any of its subsidiaries; (ii) solicit for employment or engagement, hire or engage as an independent contractor, or facilitate any organization with which the Consultant is associated in soliciting for engagement, hire or engagement as an independent contractor, any person who was employed by the Company or any of its subsidiaries at any time during the term of the Consultant’s employment/engagement by the Company or any of its subsidiaries (provided, that this clause (ii) shall not apply to any individual whose engagement with the Company or any of its subsidiaries has been terminated for a period of one year or longer); or (iii) solicit business from or perform services for any customer, supplier, licensee or business relation of the Company or any of its subsidiaries, induce or attempt to induce, any such entity to cease doing business with the Company or any of its subsidiaries; or in any way interfere with the relationship between any such entity and the Company or any of its subsidiaries; or

(3) create or attempt to create a technology in competition with any services provided by the Company.

7.2.c.	Return of Property. Consultant understands and agrees that all business information, files, research, records, memoranda, books, lists and other documents and tangible materials, including computer disks, and other hardware and software that he receives during his engagement, whether confidential or not, are the property of the Company, and that, upon the termination of his services, for whatever reason, he will promptly deliver to the Company all such materials, including copies thereof, in his possession or under his control. Any analytical templates, books, presentations, reference materials, computer disks and other similar materials already rightfully owned by the Consultant prior to the Effective Date shall remain the property of the Consultant and any copies thereof obtained by or provided to the Company shall be returned or destroyed in a manner similar acceptable to the Consultant.

8.	RIGHT TO INJUNCTIVE RELIEF

Consultant acknowledges that the terms of Articles 5, 6, and 7 of this Agreement are reasonably necessary to protect the legitimate interests of the Company, are reasonable in scope and duration, and are not unduly restrictive. Consultant further acknowledges that a breach of any of the terms of Articles 5, 6, or 7 of this Agreement will cause irreparable harm to the Company, and that a remedy at law for breach of the Agreement is inadequate, and that the Company shall therefore be entitled to seek any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties. Consultant acknowledges that an award of damages to the Company does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies. Consultant shall indemnify the Company from and against any loss liability or expense arising from Consultant’s breach of this agreement.

9.	AUDIT PROVISION

Consultant shall maintain full and complete business records and supporting documentation regarding all of Consultant’s business activities under this Consulting Agreement, including prior to the date hereof, including without limitation financial and non-financial transactions (pending and completed) related to Consultant’s services hereunder and transactions, sufficient to permit a complete and full audit thereof. Consultant shall provide Company, including its internal and external auditors, access at reasonable times and after reasonable notice to: (a) all documentation regarding any pending or completed transactions related directly or indirectly to Consultant’s services pursuant to this Agreement and (b) all data and records directly or indirectly relating to Consultant’s services pursuant to this Agreement. Consultant shall provide full cooperation to such auditors. Consultant shall respond promptly to any conclusions or recommendations and take any remedial steps recommended by the auditors. Any such audits shall be conducted during normal business hours and in a manner that, as much as reasonably possible, minimizes disruption to the business and operations of Consultant.

10.	GENERAL PROVISIONS

10.1	Construction of Terms. If any restriction set forth in Section 2 is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to render the modified restriction valid, legal and enforceable. The parties intend that the non-competition and non-solicitation provisions contained in this Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective.

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10.2	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.3	Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

10.4	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and the Consultant each consent to the jurisdiction of such court..

10.5	Complete Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

10.6	Dispute Resolution. If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement. The decision and award determined by such arbitration will be final and binding upon both parties. All costs and expenses, including reasonable attorney’s fees and expert’s fees, of all parties incurred in any dispute that is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

10.7	Modification. No modification, termination, or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

10.8	Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Company without Consultant’s consent in the event the Company is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

10.9	No Conflict. Consultant warrants that Consultant has not previously assumed any obligations inconsistent with those undertaken by Consultant under this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

SCWorx (“Company”)		Marc S. Schessel (“Consultant”)

By :	/s/ Tim Hannibal	By:	/s/ Marc S. Schessel

Print:	Tim Hannibal	Print:	Marc S. Schessel

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EXHIBIT A

Consultant will assist the Company in selling data management services along with new and existing PPE inventory. In addition to Section 3.1 of this Agreement, Consultant shall receive a percentage of the profit which the Company receives from the sale of PPE. The commission shall be based on payments as and when received by the Company. The Consultant shall not be entitled during any twelve month period to any commission payment unless and until the Commissions that would have otherwise been payable to Consultant hereunder during such period exceed $295,000, at which point the Consultant shall be eligible for the commissions set forth below for the balance of the twelve month period. The $295,000 threshold for payment of commissions hereunder shall be reset at the beginning of each twelve (12) month period hereunder. For the avoidance of doubt, if, during the first twelve month period hereunder, Consultant generates $2 million of PPE profits with a commission rate of 25%, Consultant shall be entitled to a commission payment of $205,000 ($2 million X 25% = $500,000, less $295,000, equals $205,000).

Subject to the foregoing, Consultant shall be entitled to the following commissions:

PPE*	Commission %

Current Inventory (as of Effective Date)	0% Commission

Deals began prior to the Effective Date	5% Commission

Deals Started on or After the Effective Date	25% Commission

*Includes all PPE and additional items such as test kits, sample kits, etc. sold or distributed through, or on which a commission is paid to, the Company or any of its subsidiaries.

Data Management Services**                            Stock Options

If Consultant is primarily responsible for generating new data management service revenue that yields at least $25,000+ in new Monthly Recurring Revenue (MRR) per quarter for a minimum of twelve (12) quarters (36 months), then Consultant shall be entitled to a quarterly commission, payable in arrears, equal to 3% of the total MRR received by the Company in the subject quarter, payable at the option of the Company in (i) cash or (ii) fully vested stock options equal to the commission amount and valued using the Black Scholes valuation method (as reasonably determined by the company CFO), having an exercise price equal to the then fair market value of the Company’s common stock (as determined under the Amended and Restated 2016 Equity Compensation Plan) and exercisable for a period of 5 years, with a cashless exercise provision, and otherwise in accordance with the Company’s 216 Amended and Restated stock option plan..

**Includes Primrose Solutions and Cubenix products and services provided through SCWorx in which Consultant is directly involved.

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